Exhibit 99.1

Midwest Holding Inc. Reports Second Quarter 2022 Results

LINCOLN, Neb., August 15, 2022 / PR Newswire/ -- Midwest Holding Inc. (“Midwest”) (NASDAQ: MDWT), today announced financial results for the second quarter of 2022.

Second Quarter 2022 Highlights:

●	GAAP net income was $9.3 million compared to a $(5.0) million GAAP net loss incurred in the second quarter of 2021. GAAP earnings were $2.47 per share (diluted) versus the $(1.34) per-share loss in Q1 2021.
●	GAAP total revenue was slightly negative at $(122,000) compared to total revenue of $8.9 million in the second quarter of 2021. Total revenue was increased by net investment income of $10.5 million compared to $3.2 million in second quarter of 2021, as invested assets grew to $1.2 billion as of June 30, 2022, compared with $834.5 million as of June 30, 2021. This increase was offset by a decline in the market value of derivatives.
●	Annuity direct written premium under statutory accounting principles (“SAP”), a non-GAAP measure, was $156.0 million, up 59% compared to $98.1 million in first quarter of 2022 and up from $125.9 million in 2021’s second quarter. The mix of our new business was 45% Multi-Year Guaranteed Annuities (MYGA) and 55% Fixed Indexed Annuities (FIA).
●	Ceded premiums (SAP) were $59.9 million compared with $86.1 million in the year-earlier quarter. The cession rate, or that portion of our written premiums that we reinsured, was 38.4% compared with 68.4%.
●	Total expenses benefited from negative interest credited due to the fall in value of the options embedded in our liabilities and the gain on mark-to-market value of the options allowance classified in other operating expenses.

Georgette Nicholas, CEO of Midwest noted, “We are seeing strong results from the actions we took in the first quarter to position the Company for growth relating to distribution, pricing, products, investment management, and reinsurance. We are investing in technology and foundational capabilities to strengthen the business. We saw strong trends in premiums written in the second quarter. We are benefiting from movements in interest rates, as consumers seek stable returns, and from the performance of our investment portfolio. Overall, the second quarter showed very positive trends and positioned us for a strong start to the third quarter.”

Ms. Nicholas concluded: “Our opportunities are substantial to build on the value of our platform. The focus of the team continues to be on the key drivers of growth and profitability: Deepening distribution relationships, state expansion to achieve sales growth, reinsurance, investment management, and operational readiness and efficiency. With these five keys to our strategy, we will deliver on our commitment to shareholders to produce strong growth paired with a high return on capital.”

Q2 2022 versus Q2 2021 on a GAAP basis

Midwest reported GAAP net income of $9.3 million in the second quarter of 2022 compared to a $(5.0) million GAAP net loss incurred in the second quarter of 2021. On a diluted, per-share basis, this year’s quarterly net income was 2.47 cents compared with the (1.34)-cent per-share loss reported in the second quarter of 2021.

Investment income in 2022’s second quarter was $10.5 million compared with $3.2 million in the prior- year’s second quarter. Driving the change was an increase in invested assets as well as performance on those assets, benefiting from core capabilities developed around sourcing assets with a higher yield – generating approximately a 5.5% return on the investment portfolio.

Amortization of deferred gain on reinsurance reached $1.0 million in the second quarter of 2022 compared with $588,000 in the second quarter of 2021 primarily due to growth in the deferred gain on co-insurance on our balance sheet, which reflects ceding commissions received on reinsurance of business to third parties.

Service fee revenue was $416,000 versus $672,000 in the prior year second quarter. Service fee revenue consists of fee revenue generated for our asset-management services provided to third-party clients. Assets under management for third parties was $471.1 million on June 30, 2022, compared to $455.4 million on March 31, 2022.

Other revenue finished at $514,000 compared with $358,000 in the prior-year quarter. Other revenue consists primarily of revenue we generate by providing ancillary services, such as policy administration, to third parties and policy surrender charges.

Our total expenses on a GAAP basis were a negative $(1.4) million versus $13.1 million in the prior year second quarter. Total expenses were helped by negative interest credited due to the decrease in value of the options embedded in our liabilities of $2.0 million and an increase in mark-to-market value of our options allowance of $5.3 million. Salaries and benefits were $4.2 million in Q2 2022 compared to $4.5 million in Q2 2021 as we continue to seek operational improvement and work on technology initiatives.

Guidance

We continue to see intense competition in the fixed annuity market around pricing and new competitors. We have taken actions to maintain a competitive position and have seen positive results from these actions and improved sales momentum in the second quarter. With these positive trends and the premium written so far along with the backlog in process, we have had a strong start to the third quarter.

State expansion efforts remain a key priority. We have active applications in process and will provide updates as they progress.

Given these dynamics, we are confident in anticipated premiums written being in the range of $500 million to $600 million (SAP) for the year. We expect the mix in product sales to be 60% towards MYGA this year, given increasing interest rates and market volatility and 40% FIA. We would expect that to move back towards 75% FIA and 25% MYGA in future years.

The goal is to cede, on average, approximately 70-90% of our premium in the year to generate ceded commission fees and manage capital, although currently we are running at approximately 40%. Timing of closing additional reinsurance deals can be delayed due to various factors and will vary quarter to quarter as new agreements are reached. Demand from our existing reinsurance partners is strong and we have capacity in place to cover anticipated written premium through them with the potential to grow along with additional potential reinsurance transactions in the pipeline.

We are making progress towards bringing general and administrative expenses on a management basis, a non-GAAP measure, within approximately $27 to $28 million for the full year 2022.

Q2 2022 Key Performance Indicators and Non-GAAP Financial Measures

In addition to GAAP measures, Midwest’s management utilizes a series of key performance indicators (KPIs) and non-GAAP measures to, among other things:

1)	monitor and evaluate the performance of our business operations and financial performance;
2)	facilitate internal comparisons of the historical operating performance of our business operations;
3)	review and assess the operating performance of our management team;
4)	analyze and evaluate financial and strategic planning decisions regarding future operations;
5)	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments; and
6)	facilitate comparison of results between periods and to better understand the underlying historical trends in our business and prospects.

These non-GAAP measures are not a substitute for GAAP measures; however, management believes that when used in conjunction with the GAAP measures, the non-GAAP measures can contribute to investors’ understanding of our business. Non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. These non-GAAP financial measures should be considered along with, but not as alternatives to, our operating performance measures as prescribed by GAAP.

Annuity Premiums (a KPI)

For the second quarter of 2022, annuity direct written premiums were $156.0 million compared with $98.1 million at first quarter of 2022 and up from $125.9 million in the second quarter of 2021. Ceded premiums were $59.9 million in second quarter of 2022 compared to $40.1 million in 2022’s first quarter. Whereas ceded premiums were $86.1 million in the second quarter of 2021. Of the second quarter 2022 sales, approximately 45% was in the MYGA category and the remaining 55% consisted of sales of FIAs.

	Three months ended June 30,		Six months ended June 30,
(In thousands)	2022	2021	2022	2021
Annuity Premiums (SAP)
Annuity direct written premiums	$156,034	$125,865	$254,145	$249,519
Ceded premiums	(59,881)	(86,106)	(100,023)	(133,570)
Net premiums retained	$96,153	$39,759	$154,122	$115,949

Fees Received for Reinsurance (a KPI)

We use this non-GAAP figure to measure our efforts to secure third-party capital to back our reinsurance programs. Fees Received for Reinsurance sums two components: Amortization of deferred gain on reinsurance, which is a line item in our Consolidated Statements of Comprehensive Income (Loss), and deferred coinsurance ceding commission, which is a line item in our Consolidated Statements of Cash Flows.

For the second quarter of 2022, fees received for reinsurance totaled $3.2 million compared with $4.9 million in the second quarter of 2021.

	Three months ended June 30,		Six months ended June 30,
(In thousands)	2021	2020	2022	2021
Fees received for reinsurance
Fees received for reinsurance - total	$3,197	$4,864	$5,626	$7,722

General and Administrative Expenses (a non-GAAP measure)

We monitor this figure to track our overhead. It includes salary and benefits and other operating expenses; however, it excludes non-cash stock-based compensation and the non-cash mark-to-market-adjustment of our option budget allowance.

G&A expense in the second quarter of 2022 was $7.0 million, down from $8.9 million at first quarter 2022 and compared with $5.9 million in the prior year second quarter. We continue to build foundational capabilities to support potential growth in the business and work on technology initiatives.

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
G&A
Salaries and benefits - GAAP	$4,298	$4,514	$8,615	$7,441
Other operating expenses - GAAP	(2,240)	4,174	(4,060)	2,645
Subtotal	2,058	8,688	4,555	10,086
Adjustments:
Less: Stock-based compensation	(354)	(1,508)	(386)	(1,770)
Less: Mark-to-market option allowance	5,295	(1,287)	11,681	2,828
G&A	$6,999	$5,893	$15,850	$11,144

Management Expenses (a non-GAAP measure)

We use this metric to monitor the expenses of our business on a cash basis. Importantly, we exclude from the calculation of management expenses the index interest credited related to our FIAs because this expense is hedged. Instead, we add back to Management Expenses the period’s amortization of options previously purchased to provide this hedge. We view this amortized cost as our true cost of funds. Management Expenses also excludes the mark-to-market adjustment of our option budget allowance.

Management Expenses and non-cash stock-based compensation

For the three months ended June 30, 2022, the sum of salaries and benefits and other operating expenses totaled $2.1 million compared to $8.7 million for the three months ended June 30, 2021. For the three months ended June 30, 2022, as disclosed above, included in these expenses is mainly salaries, benefits, and other operating expenses, along with a benefit of $5.3 million of non-cash mark-to-market option allowance of our derivative option allowance, which we exclude in our management G&A.

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Management Expenses
G&A	$6,999	$5,893	$15,850	$11,144

Management interest credited	2,895	1,740	5,937	2,882
Amortization of deferred acquisition costs	1,052	524	1,902	1,027
Expenses related to retained business	3,947	2,264	7,839	3,909
Management expenses - total	$10,946	$8,157	$23,689	$15,053

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
G&A
Salaries and benefits - GAAP	$4,298	$4,514	$8,615	$7,441
Other operating expenses - GAAP	(2,240)	4,174	(4,060)	2,645
Subtotal	2,058	8,688	4,555	10,086
Adjustments:
Less: Stock-based compensation	(354)	(1,508)	(386)	(1,770)
Less: Mark-to-market option allowance	5,295	(1,287)	11,681	2,828
G&A	$6,999	$5,893	$15,850	$11,144

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Management Interest Credited
Interest credited - GAAP	$(5,496)	$3,931	$(12,170)	$1,585
Adjustments:
Less: FIA interest credited - GAAP	6,401	(3,404)	14,165	(586)
Add: FIA options cost - amortized	1,990	1,213	3,942	1,883
Management interest credited	$2,895	$1,740	$5,937	$2,882

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Reconciliation - Management Expenses to GAAP Expenses
Total expenses - GAAP	$(1,392)	$13,143	$(4,719)	$12,698
Adjustments:
Less: Benefits	(994)	—	(994)	—
Less: Stock-based compensation	(354)	(1,508)	(386)	(1,770)
Less: Mark-to-market option allowance	5,295	(1,287)	11,681	2,828
Less: FIA interest credited - GAAP	6,401	(3,404)	14,165	(586)
Add: FIA options cost - amortized	1,990	1,213	3,942	1,883
Management expenses - total	$10,946	$8,157	$23,689	$15,053

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this release constitute forward-looking statements. These statements are based on management's expectations, estimates, projections and assumptions. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "intend," or "continue," the negative of these terms, or other comparable terminology used in connection with any discussion of future operating results or financial performance. These statements are only predictions and reflect our management's good faith present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Factors that may cause our actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include among others, the following possibilities:

●	intense competition, including pricing, competitive pressures from established insurers with greater financial resources, the entry of new competitors, and the introduction of new products by new and existing competitors;
●	our business plan, particularly including our reinsurance strategy, may not prove to be successful;
●	our reliance on third-party insurance marketing organizations to market and sell our annuity insurance products through a network of independent agents;
●	adverse changes in our ratings obtained from independent rating agencies;
●	failure to maintain adequate reinsurance;
●	our inability to expand our insurance operations outside the 22 states and District of Columbia in which we are currently licensed;
●	our annuity insurance products may not achieve significant market acceptance;
●	we may continue to experience operating losses in the foreseeable future;
●	the possible loss or retirement of one or more of our key executive personnel;

●	adverse state and federal legislation or regulation, including decreases in rates, limitations on premium levels, increases in minimum capital and reserve requirements, benefit mandates and tax treatment of insurance products;
●	fluctuations in interest rates causing a reduction of investment income or increase in interest expense and in the market value of interest-rate sensitive investment;
●	failure to obtain new customers, retain existing customers, or reductions in policies in force by existing customers;
●	higher service, administrative, or general expense due to the need for additional advertising, marketing, administrative or management information systems expenditures;
●	changes in our liquidity due to changes in asset and liability matching;
●	possible claims relating to sales practices for insurance products; and
●	lawsuits in the ordinary course of business.

Earnings Teleconference information and Details

Midwest Holding has announced plans to host a conference call to discuss financial and operating results for the second quarter of 2022 on August 16, 2022, at 8:30 a.m. Eastern Time. The Company also posted those results on the investor relations section of its website at https://ir.midwestholding.com after the close of the financial markets on August 15, 2022.

To register for this conference call, please use the following link: https://ige.netroadshow.com/registration/q4inc/11308/midwest-holding-inc-reports-second-quarter-2022-results/. Registrants will receive a confirmation email with dial-in details.

The call may also be accessed via webcast at this link: https://events.q4inc.com/attendee/619100939

A replay of the webcast will be made available after the call on the Investor Relations page of the Company's website at https://ir.midwestholding.com

About Midwest Holding Inc.

Midwest Holding Inc. is a growing, technology-enabled, services-oriented annuity platform. Midwest designs and develops annuity products that are distributed through independent distribution channels, to a large and growing demographic of U.S. retirees. Midwest originates, manages and typically transfers these annuities through reinsurance arrangements to asset managers and other third-party investors. Midwest also provides the operational and regulatory infrastructure and expertise to enable asset managers and third-party investors to form and manage their own reinsurance capital vehicles.

For more information, please visit www.midwestholding.com

Investor contact: ir@midwestholding.com

Media inquiries: press@midwestholding.com

Consolidated Balance Sheets

	June 30, 2022	December 31, 2021
(In thousands, except share information)	(Unaudited)
Assets
Fixed maturities, available for sale, at fair value (amortized cost: $923,063 and $679,921, respectively)	$894,471	$683,296
Mortgage loans on real estate, held for investment	193,902	183,203
Derivative instruments	7,190	23,022
Equity securities, at fair value (cost: $12,762 in 2022 and $22,158 in 2021)	11,925	21,869
Other invested assets	71,170	35,293
Investment escrow	1,491	3,611
Federal Home Loan Bank (FHLB) stock	500	500
Preferred stock	22,072	18,686
Notes receivable	6,111	5,960
Policy loans	22	87
Total investments	1,208,854	975,527
Cash and cash equivalents	128,964	142,013
Deferred acquisition costs, net	33,164	24,530
Premiums receivable	359	354
Accrued investment income	18,297	13,623
Reinsurance recoverables	24,121	38,579
Intangible assets	700	700
Property and equipment, net	1,823	386
Operating lease right of use assets	2,239	2,360
Receivable for securities sold	0	19,732
Other assets	17,454	2,113
Total assets	$1,435,975	$1,219,917
Liabilities and Stockholders’ Equity
Liabilities:
Benefit reserves	$12,879	$12,941
Policy claims	3,232	237
Deposit-type contracts	1,283,660	1,075,439
Advance premiums	1	1
Deferred gain on coinsurance transactions	32,203	28,589
Lease liabilities
Operating lease	2,249	2,364
Payable for securities purchased	2,770	5,546
Other liabilities	34,485	9,044
Total liabilities	1,371,479	1,134,161
Stockholders’ Equity:
Voting common stock, $0.001 par value; authorized 20,000,000 shares; 3,737,564 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively; non-voting common stock, $0.001 par value, 2,000,000 shares authorized; no shares issued and outstanding June 30, 2022 and December 31, 2021, respectively	—	—
	4	4
Additional paid-in capital	138,838	138,452
Treasury stock	(175)	(175)
Accumulated deficit	(60,707)	(70,159)
Accumulated other comprehensive loss (income)	(25,877)	2,634
Total Midwest Holding Inc.'s stockholders' equity	52,083	70,756
Noncontrolling interests	12,413	15,000
Total stockholders' equity	64,496	85,756
Total liabilities and stockholders' equity	$1,435,975	$1,219,917

Consolidated Statements of Comprehensive Loss

	Six months ended June 30,		Six months ended June 30,
(In thousands, except per share data)	2022	2021	2021	2020
Revenues
Investment income, net of expenses	$10,541	$3,220	$16,783	$6,107
Net realized loss on investments	(12,636)	4,060	(18,810)	(589)
Amortization of deferred gain on reinsurance transactions	1,043	588	2,012	1,048
Service fee revenue, net of expenses	416	672	1,514	1,110
Other revenue	514	358	962	607
Total revenue	(122)	8,898	2,461	8,283
Expenses
Interest credited	(5,496)	3,931	(12,170)	1,585
Benefits	994	-	994	-
Amortization of deferred acquisition costs	1,052	524	1,902	1,027
Salaries and benefits	4,298	4,514	8,615	7,441
Other operating expenses	(2,240)	4,174	(4,060)	2,645
Total expenses	(1,392)	13,143	(4,719)	12,698
Net income (loss) before income tax expense	1,270	(4,245)	7,180	(4,415)
Income tax expense	2,125	(747)	(2,597)	(2,179)
Net income (loss) after income tax expense	3,395	(4,992)	4,583	(6,594)
Less: Income attributable to noncontrolling interest	(5,871)	—	(4,869)	—
Net income (loss) attributable to Midwest Holding Inc.	9,266	(4,992)	9,452	(6,594)
Comprehensive (loss) income:
Unrealized gains (losses) on investments arising during the three months ended June 2022 and 2021, net of offsets, net of tax ($2.0 million and $120,000, respectively); unrealized gains (losses) on investments arising during the six months ended June 2022 and 2021, net of offsets, net of tax ($4.7 million and $61,000, respectively)	(19,666)	373	(29,369)	1,336
Less: Reclassification adjustment for net realized losses on investments, net of offsets during the three months ended June 2022 and 2021 (net of tax ($2.4 million) and $209,000, respectively); reclassification adjustment for net realized losses on investments, net of offsets during the six months ended June 2022 and 2021 (net of tax ($5.0 million) and $294,000, respectively)	1,369	(785)	858	(1,106)
Other comprehensive (loss) income	(18,296)	(412)	(28,511)	230
Comprehensive loss	$(9,030)	$(5,404)	$(19,059)	$(6,364)

Impairment
Total other-than-temporary impairment
Portion of impairment loss recognized in OCI	534	—	534	—
Net other-than-temporary impairment loss recognized in net income	—	—	—	—
	$534	$—	$534	$—

Income (loss) per common share
Basic	$2.48	$(1.34)	2.53	(1.76)
Diluted	$2.47	$(1.34)	$2.52	$(1.76)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

	Three months ended June 30,
			Additional
	Treasury	Common	Paid-In	Retained		Noncontrolling	Total
(In thousands)	Stock	Stock	Capital	Earnings	AOCI*	Interest	Equity
Balance at March 31, 2022	$(175)	$4	$138,483	$(69,973)	$(7,581)	$18,432	$79,190
Net income (loss)	—	—	—	9,266	—	—	9,266
Employee stock options	—	—	355	—	—	—	355
Unrealized gains on investments, net of taxes	—	—	—	—	(18,296)	—	(18,296)
Noncontrolling interest	—	—	—	—	—	(6,019)	(6,019)
Balance, June 30, 2022	$(175)	$4	$138,838	$(60,707)	$(25,877)	$12,413	$64,496
Balance at March 31, 2021	$(175)	$4	$133,854	$(55,124)	$7,073	$—	$85,632
Net income (loss)	—	—	—	(4,992)	—	—	(4,992)
Additional capital raise related expenses	—	—	(129)	—	—	—	(129)
Employee stock options	—	—	1,507	—	—	—	1,507
Unrealized gains on investments, net of taxes	—	—	—	—	(412)	—	(412)
Balance, June 30, 2021	$(175)	$4	$135,232	$(60,116)	$6,661	$—	$81,606

	Six months ended June 30,
			Additional
	Treasury	Common	Paid-In	Retained		Noncontrolling	Total
(In thousands)	Stock	Stock	Capital	Earnings	AOCI*	Interest	Equity
Balance, December 31, 2021	$(175)	$4	$138,452	$(70,159)	$2,634	$15,000	$85,756
Net income (loss)	—	—	—	9,452	—	—	9,452
Employee stock options	—	—	386	—	—	—	386
Unrealized gains on investments, net of taxes	—	—	—	—	(28,511)	—	(28,511)
Noncontrolling interest	—	—	—	—	—	(2,587)	(2,587)
Balance, June 30, 2022	$(175)	$4	$138,838	$(60,707)	$(25,877)	$12,413	$64,496
Balance at December 31, 2020	$(175)	$4	$133,591	$(53,522)	$6,431	$—	$86,329
Net income (loss)	—	—	—	(6,594)	—	—	(6,594)
Additional capital raise related expenses	—	—	(129)	—	—	—	(129)
Employee stock options	—	—	1,770	—	—	—	1,770
Unrealized losses on investments, net of taxes	—	—	—	—	230	—	230
Balance, June 30, 2021	$(175)	$4	$135,232	$(60,116)	$6,661	$—	$81,606

Consolidated Statements of Cash Flows

	Six months ended June 30,
(In thousands)	2022	2021
Cash Flows from Operating Activities:
Gain (loss) attributable to Midwest Holding, Inc.	$9,452	$(6,594)
Adjustments to arrive at cash provided by operating activities:
Net premium and discount on investments	(3,834)	(438)
Depreciation and amortization	143	25
Stock options	386	1,770
Amortization of deferred acquisition costs	1,902	1,027
Deferred acquisition costs capitalized	(10,635)	(9,041)
Net realized loss on investments	18,810	589
Deferred gain on coinsurance transactions	3,614	6,674
Changes in operating assets and liabilities:
Reinsurance recoverables	18,383	(13,530)
Interest and dividends due and accrued	(4,674)	(3,642)
Premiums receivable	(6)	(20)
Deposit-type liabilities	(27,795)	(4,317)
Policy liabilities	2,933	11,651
Receivable and payable for securities	16,955	—
Other assets and liabilities	9,893	7,121
Other assets and liabilities - discontinued operations	—	—
Net cash provided by operating activities	35,527	(8,725)
Cash Flows from Investing Activities:
Fixed maturities available for sale:
Purchases	(418,011)	(342,717)
Proceeds from sale or maturity	187,670	132,752
Mortgage loans on real estate, held for investment
Purchases	(55,431)	(51,979)
Proceeds from sale	46,853	16,597
Derivatives
Purchases	(11,421)	(9,850)
Proceeds from sale	3,232	3,063
Equity securities
Purchases	—	(46,924)
Proceeds from sale	11,009	—
Purchase of equity method securities
Other invested assets
Purchases	(44,257)	(32,292)
Proceeds from sale	3,334	16,915
Purchase of restricted common stock in FHLB	—	(500)
Preferred stock	(3,474)	(779)
Notes receivable	—	—
Net change in policy loans	65	(6)
Net purchases of property and equipment	(1,573)	(35)
Net cash used in investing activities	(282,004)	(315,755)
Cash Flows from Financing Activities:
Net transfer to noncontrolling interest	(2,587)	—
Capital contribution	—	(129)
Receipts on deposit-type contracts	254,145	249,519
Withdrawals on deposit-type contracts	(18,130)	(6,310)
Net cash provided by financing activities	233,428	243,080
Net increase (decrease) in cash and cash equivalents	(13,049)	(81,400)
Cash and cash equivalents:
Beginning	142,013	151,679
Ending	$128,964	$70,279

Supplementary information
Cash paid for taxes	$2,870	$1,500